 Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires $6 Million Solar Portfolio from A TerraForm Power Subsidiary

New York, NY – June 13, 2017 - Greenbacker Renewable Energy Company LLC announced today that through a wholly-owned subsidiary the company signed a purchase and sale agreement to purchase an additional 1,252 operating residential photovoltaic solar systems, with aggregate generating capacity of 8.917 MW DC, from a subsidiary of TerraForm Power for approximately $6,000,000. The portfolio of systems, located in Arizona, California, Connecticut, Massachusetts, Maryland, Nevada, New Jersey and New York, all possess power purchase agreements that had original agreement terms of 20 years. The weighted average remaining life of these systems at time of purchase was approximately 18.6 years. The closing of the transaction is anticipated to occur prior to June 30, 2017, subject to the satisfaction of various customary conditions precedent. This transaction follows the $800,000 purchase of a 2.5MW portfolio of residential solar assets from a subsidiary of TerraForm on March 31, 2017. That portfolio was contracted under a 20 year PPA and REC agreements with the Denver Housing Authority and Xcel energy.

“An investment such as this continues to add significant geographic and financial diversification to Greenbacker’s current portfolio of solar assets.” stated Charles Wheeler, CEO of Greenbacker. “While we strategically invest in selected residential solar assets, we continue to implement our broader strategy of acquiring high quality commercial renewable energy assets.”

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234